Exhibit 1





                                                        October 29, 1997




Friedman, Billings, Ramsey Group, Inc.
1001 19th Street North
Arlington, VA  22209

Dear Sirs:

             The undersigned investor (the "Investor"), subject and pursuant to the terms and conditions set forth below, agrees to purchase from Friedman, Billings, Ramsey Group, Inc. (together with its successors, "FBR") and/or certain selling stockholders of FBR (the "Selling Stockholders"), and FBR, subject and pursuant to the terms and conditions set forth below, agrees on its behalf or on behalf of the Selling Stockholders to sell to such Investor, such number of shares (the "Offered Securities") of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of FBR as shall constitute 4.9% of the then total aggregate number of currently outstanding shares of Common Stock of FBR after giving effect to the issuance of any such primary shares (including any primary shares issued pursuant to the underwriters' over-allotment option). The purchase and sale of such shares shall occur substantially simultaneously with the closing of the initial public offering (including the underwriters' over-allotment option) (the "IPO") of shares of the Class A Common Stock as contemplated in the draft Registration Statement (and associated form of prospectus) on Form S-1 attached as Annex 1 hereto (the "Draft Registration Statement"). As used herein, the term "Common Stock" shall mean the Class A Common Stock, the Class B Common Stock"), par value $0.01 per share, of FBR (the "Class B Common Stock"), and any other classes of Common Stock as may be established prior to the consummation of the IPO.

             Substantially simultaneously with the execution of this Agreement, Investor and FBR are entering into a nonbinding memorandum of understanding relating to certain anticipated mutually beneficial business relationships which Investor and FBR hope to establish (a copy of which is attached hereto as Annex
2).

             1. Representations and Warranties

             (a) Investor has received a copy of the Draft Registration Statement which for purposes of this Agreement shall constitute a private offering memorandum relating to the Offered Securities which the Investor agrees to purchase pursuant to Section 2 below and understands that no person has been authorized to give any information or to make any representations that were not contained in the Draft Registration Statement, and Investor has not relied on any such other information or representations in making a decision to purchase any of the Offered Securities. Investor understands that an investment in FBR involves a high degree of risk, including the risks set forth under the caption "RISK FACTORS" in the Draft Registration Statement.

             (b) Investor has been advised that (i) there will be restrictions on the transfer of the Offered Securities and (ii) there has been no prior trading market for the Offered Securities.

             (c) Investor has been advised that any and all certificates representing the Offered Securities shall bear the following legend, or one substantially similar thereto:

                 The shares represented by this certificate were issued in a private placement preceding the initial public offering of the Corporation and have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be transferred, sold or otherwise disposed of except pursuant to an effective registration statement or pursuant to an exemption from registration, under the Securities Act and under any applicable state securities laws.

             (d) Investor agrees and understands that FBR shall remain free to revise the Draft Registration Statement and the proposed terms of the IPO (including, without limitation, the number of shares to be sold in the IPO, the proposed terms of the Restated Articles of Association of FBR and relative voting and other rights of the holders of the Class A Common Stock and Class B Common Stock and/or such other classes of capital stock of FBR as FBR may determine to establish) in FBR's sole discretion prior to the consummation of the IPO and/or to abandon the proposed IPO; provided, however, that Investor's obligations hereunder shall be conditioned on the aggregate number of shares of Common Stock sold on either a primary or secondary basis (or a combination thereof) in the IPO (excluding the Offered Securities) being not less than 5,000,000 shares of Class A Common Stock. Investor agrees and understands that by executing this Agreement it is agreeing to


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


purchase the Offered Securities on the terms that, except as set forth in
Section 2, are offered to the public in the IPO, and that the sale of shares in the IPO will be based upon such disclosures as will be set forth in the final prospectus relating to the IPO.

              (e) Investor represents that it is a sophisticated institutional or corporate investor and is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933 and that Investor has sufficient knowledge and experience in financial and business matters to make an informed investment decision based upon the information included in the Draft Registration Statement and this Agreement. Investor further represents that Investor can bear the economic risk of loss of the entire investment in the Offered Securities being purchased by such Investor; that Investor intends to purchase such Offered Securities for the account of the Investor and its affiliates and not, in whole or in part, for the account of any other person.

              (f) Investor represents that it is acquiring the Offered Securities solely for investment purposes and that it shall not exercise or attempt to exercise any controlling influence over the business or affairs of FBR or any of its subsidiaries.

              (g) The execution, delivery and performance by Investor of this Agreement have been duly authorized by all necessary action and this Agreement has been duly executed and delivered and, when executed and delivered by FBR, will constitute the legal, valid, binding and enforceable obligation of Investor, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

              (h) The Investor is a corporation duly incorporated, validly existing and in good standing under the laws of Pennsylvania, with full power and authority (corporate and other) to perform its obligations under this Agreement. Investor does not require any consents or approvals of any governmental, regulatory or self-regulatory bodies (other than expiration of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1972, as amended) to execute this Agreement and/or to perform its obligations hereunder.


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


              (i) FBR represents and warrants to Investor that FBR and/or the Selling Stockholders, immediately prior to the consummation of the sale of the Offered Securities to the Investor, will have good and marketable title to such securities, free and clear of any liens, claims, charges, security interests or encumbrances of any kind and that the execution, delivery and performance by FBR of this Agreement have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by FBR and, when executed and delivered by the Investor, will constitute the legal, valid and binding obligation of FBR, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

              2. Subscription and Method of Payment. Investor hereby agrees to purchase the Offered Securities at a purchase price per share equal to (a) 96%, times (b) the price per share of such securities offered to the public in the IPO. FBR shall be responsible for the payment to Lazard Freres, LLC of the advisory fees due to them with respect to the Offered Securities. Such purchase shall occur substantially simultaneously with the completion of the sale of shares to the public in the IPO.

              The closing (the "Closing") of the purchase of the Offered Securities will be held at a time and place to be designated by FBR. Investor agrees to deliver payment for the Offered Securities at the Closing by wire transfer in Federal funds to such account or accounts as may be designated by FBR at least 24 hours prior to the Closing.

              3. Miscellaneous.

              (a) The Investor agrees not to transfer or assign this Agreement, or any of the Investor's interest herein; provided that the Investor may assign its interest herein to its wholly-owned, direct or indirect, subsidiaries.

              (b) The Investor agrees that, until the earlier of (i) such date, if applicable, on which FBR expressly determines not to proceed forward with the IPO and (ii) March 30, 1998, the Investor may not terminate or revoke this Agreement or any agreement, offer or commitment of the Investor made hereunder, and this Agreement shall be binding upon the Investor's successors and assigns. This Agreement shall automatically terminate without liability of either party if FBR determines not to proceed with the IPO or


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


the IPO is not consummated by March 30, 1998 or there exists a final order, injunction or notice from a court or administrative agency of competent jurisdiction which prohibits consummation of the transactions contemplated herein.

             (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by written execution by both parties.

             (d) THIS AGREEMENT SHALL BE ENFORCED, GOVERNED AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

             (e) Time is of the essence with respect to all provisions of this Agreement including, without limitation, the Investor's obligation to make payment as of the specified time on the Closing Date.

             (f) Execution. By executing this Agreement below, the Investor agrees to be bound by all of the terms, provisions, warranties and conditions contained herein. Upon acceptance by FBR, this Agreement shall be binding on both parties hereto.

             (g) Registration Rights. FBR shall, if requested by the Investor (a "Request"), within 120 days file a shelf registration statement on a form of general use under the Securities Act of 1933, as amended (the "Securities Act"), and shall use best efforts to have such registration statement declared effective in order to facilitate a sale of Class A Common Stock purchased pursuant hereto; provided, however, that the Investor may not make a Request prior to 180 days from and after the consummation of the IPO and may not make more than one Request, except that the Investor may make up to two Requests to participate in registration statement filed by FBR for the sale of Class A Common Stock by either FBR or a third party. FBR and Investor shall each pay one-half of the reasonable fees and expenses incurred in connection with any offering pursuant to such a requested registration statement (excluding any fees payable to or discounts received by any underwriters or placement agents) and shall provide one another customary indemnification with respect to any liability arising from the portions of such requested registration statement provided by the respective indemnifying party.


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             (h) In the event that FBR proposes to sell any Common Stock (other than a brokerage transaction in the ordinary course of business) to any U.S. bank or bank holding company (a U.S. Bank), other than Common Stock which such U.S. Bank will not beneficially own or Common Stock that FBR proposes to sell to a U.S. Bank as a purchaser in any underwritten public offering subsequent to the IPO (so long as such sale to such U.S. Bank does not exceed 1% of the total outstanding Common Stock of FBR following the closing of such underwritten offering), FBR shall provide notice to Investor of its intention and provide Investor the opportunity to sell any or all of its Class A Common Stock purchased pursuant hereto to such U.S. Bank.

             (i) Sections 2 and 3 of this Agreement shall survive the Closing of the purchase of the Class A Common Stock pursuant hereto. Section 1 of this Agreement shall not survive the Closing.

                                                 Very truly yours,

                                                 PNC BANK CORP.



                                                 By:  /s/ Walter E. Gregg, Jr.
                                                    --------------------------

                                                 Title:________________________

                                                 Address:______________________

                                                         ______________________

                                                 Telephone:____________________

                                                 Facsimile:____________________

Accepted and agreed to this
29th day of October, 1997.


FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
(a Virginia Corporation)



By:/s/ Emanuel Friedman
   --------------------

Title:_________________